Exhibit 99.1

Arcadium Lithium Announces Completion of Merger of Equals between Allkem and Livent

Combination Creates a Leading Global Integrated Lithium Chemicals Producer

Key Strengths

●	Leading global lithium chemicals producer with the resources, scale and expertise to meet growing customer and industry needs − reliably, safely and responsibly.
●	Premier lithium resources and manufacturing sites in key locations globally across the lithium value chain.
●	Highly complementary assets and vertically integrated business model focused on enhancing operational flexibility and predictability while lowering costs.
●	Ability to de-risk and accelerate growth with a world-class pipeline of development projects, proven execution capabilities and technical, capital and projects expertise.
●	Leading sustainability profile, with an unwavering commitment to continuous improvement, decarbonization and delivering greater value to customers, employees, communities and shareholders.

PHILADELPHIA and BRISBANE, Australia, Jan. 4, 2024 /PRNewswire/ -- Arcadium Lithium plc (NYSE: ALTM, ASX: LTM, "Arcadium Lithium") today announced the completion of the all-stock merger of equals between Allkem and Livent. The new, combined company is a leading global lithium chemicals producer committed to safely and responsibly harnessing the power of lithium to improve people's lives and accelerate the transition to a clean energy future. With roughly U.S. $1.9 billion of combined total revenue in 2022 and a global team of more than 2,600 employees, Arcadium Lithium is one of the largest integrated producers of lithium chemicals in the world.

Paul Graves, Chief Executive Officer of Arcadium Lithium, said: "As one of the leading global producers of lithium chemicals, Arcadium Lithium has the resources, scale and expertise to meet the growing needs of our rapidly changing industry. We are a leader in every major lithium extraction process – from hard rock mining to conventional pond and DLE-based brine processing – and vertically integrated, from resource to chemical manufacturing, in strategic locations around the world. This will open doors to new opportunities and strengthen our ability to deliver value to our customers, investors, employees and communities."

Mr. Graves continued: "It is a privilege for me to lead this great company forward with such an incredible team. This transformational merger would not have been possible without the hard work and commitment of our integration planning teams over the past months. I want to thank them and all of our employees around the world for getting us to this position. Together, we are launching an exciting new company that combines the strengths and storied legacies of two incredible organizations, both with an wavering commitment to safe, responsible and sustainable operations. We look forward to building on this strong foundation and leading our industry forward."

Arcadium Lithium ordinary shares will begin trading today on the NYSE under the ticker "ALTM." Arcadium Lithium also maintains a foreign exempt listing on the ASX (via the issue of CHESS Depositary Instruments (CDIs) to Allkem shareholders) and will commence trading on a normal settlement basis on the ASX under the ticker "LTM" at 10:00am (AEDT) on January 5, 2024. Allkem shareholders received either: (a) one Arcadium Lithium ASX listed CDI; or (b) one Arcadium Lithium NYSE listed share depending where they resided and what election (if any) they had made for each Allkem ordinary share held, except for shareholders in certain ineligible jurisdictions, who will receive cash proceeds from the sale of the Arcadium Lithium CDIs in lieu of such CDIs after closing. Livent shareholders received 2.406 Arcadium Lithium NYSE listed ordinary shares for each Livent share held.

Arcadium Lithium will have approximately 1,074 million ordinary shares outstanding upon closing.

Arcadium Lithium Contacts

Investors:
Daniel Rosen +1 215 299 6208
daniel.rosen@livent.com

Phoebe Lee +61 413 557 780
phoebe.lee@allkem.com

Media:
Karen Vizental +54 9 114 414 4702
karen.vizental@allkem.com

Address:
Arcadium Lithium plc
Suite 12, Gateway Hub
Shannon Airport House
Shannon, Ireland

About Arcadium Lithium
Arcadium Lithium is a leading global lithium chemicals producer committed to safely and responsibly harnessing the power of lithium to improve people's lives and accelerate the transition to a clean energy future. We collaborate with our customers to drive innovation and power a more sustainable world in which lithium enables exciting possibilities for renewable energy, electric transportation and modern life. Arcadium Lithium is vertically integrated, with industry-leading capabilities across lithium extraction processes, including hard-rock mining, conventional brine extraction and direct lithium extraction (DLE), and in lithium chemicals manufacturing for high performance applications. We have operations around the world, with facilities and projects in Argentina, Australia, Canada, China, Japan, the United Kingdom and the United States. For more information, please visit us at www.ArcadiumLithium.com.

Important Information and Legal Disclaimer:

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this news release are forward-looking statements. In some cases, we have identified forward-looking statements by such words or phrases as "will likely result," "is confident that," "expect," "expects," "should," "could," "may," "will continue to," "believe," "believes," "anticipates," "predicts," "forecasts," "estimates," "projects," "potential," "intends" or similar expressions identifying "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including the negative of those words and phrases. Such forward-looking statements are based on our current views and assumptions regarding future events, future business conditions and the outlook for Arcadium Lithium based on currently available information. There are important factors that could cause Arcadium Lithium's actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including the factors described under the caption entitled "Risk Factors" in Livent Corporation's 2022 Form 10-K filed with the Securities and Exchange Commission ("SEC") on February 24, 2023, and the factors described under the caption entitled "Risk Factors" in Arcadium Lithium's registration statement on Form S-4, initially filed with the SEC on July 20, 2023, as amended thereafter and declared effective by the SEC on November 20, 2023, as well as other risks associated with the merger of equals transaction between Livent Corporation and Allkem Limited that resulted in the creation of Arcadium Lithium, as well as other SEC filings and public communications. Although Arcadium Lithium believes the expectations reflected in the forward-looking statements are reasonable, Arcadium Lithium cannot guarantee future results, level of activity, performance or achievements. Moreover, neither Arcadium Lithium nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Arcadium Lithium is under no duty to update any of these forward-looking statements after the date of this news release to conform its prior statements to actual results or revised expectations.